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                                                                                                   EXHIBIT 12
                     COLUMBUS SOUTHERN POWER COMPANY
     Computation of Consolidated Ratios of Earnings to Fixed Charges
                    (in thousands except ratio data)
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                                                                                                      Twelve
                                                                                                      Months
                                                                  Year Ended December 31,             Ended
                                                    1991       1992       1993      1994       1995   6/30/96
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $ 80,245    $75,866   $74,119   $68,471    $66,811   $65,151
  Interest on Other Long-term Debt. . . . . . . .   11,489     11,430    10,436    10,221      8,829    10,607
  Interest on Short-term Debt . . . . . . . . . .    3,665      3,282     1,305       817      1,328     1,668
  Miscellaneous Interest Charges. . . . . . . . .    2,663      3,158     4,036     4,566      4,657     4,510
  Estimated Interest Element in Lease Rentals . .    5,600      4,100     3,700     3,700      4,100     4,100
       Total Fixed Charges. . . . . . . . . . . . $103,662    $97,836   $93,596   $87,775    $85,725   $86,036

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . . $ 66,979   $ 76,244  $(55,898) $109,845   $110,616  $117,163
  Plus Federal Income Taxes . . . . . . . . . . .    1,074     27,389    34,154    49,838     58,648    63,618
  Plus State Income Taxes . . . . . . . . . . . .        1       -         -            1          7         9
  Plus Fixed Charges (as above) . . . . . . . . .  103,662     97,836    93,596    87,775     85,725    86,036
       Total Earnings . . . . . . . . . . . . . . $171,716   $201,469  $ 71,852  $247,459   $254,996  $266,826

Ratio of Earnings to Fixed Charges. . . . . . . .     1.65       2.05      0.76(a)   2.81       2.97      3.10

(a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes  of $14,534,000).  As a result, earnings for  the twelve  months ended  December 31, 1993 were inadequate to cover fixed charges by $21,744,000.  If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.
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